Advanced Marketing Services, Inc. Revises Fiscal Year 2004 Estimate

   SAN DIEGO--(BUSINESS WIRE)--Sept. 13, 2004--Advanced Marketing Services, Inc. (NYSE:MKT), a leading global provider of customized wholesaling and distribution services to book retailers and publishers, announced today revised financial estimates for its fiscal year ended March 31, 2004.
   The Company said it expects to report earnings per diluted share of between $0.10 and $0.15 for fiscal year 2004 versus its previously announced expectation of between $0.30 and $0.40 per diluted share. The factors resulting in this announcement relate primarily to an increase in reserves for markdowns on non-returnable or partially returnable inventory. This increase resulted from a change in the Company's sales approach for the disposition of excess inventory. The amount of reserves for markdowns and the periods in which the reserves are increased are subject to the completion of an independent audit of the Company's fiscal 2004 financial statements.
   The Company intends to file its Form 10-K for the fiscal year ended March 31, 2004 when, among other things, it completes its previously announced restatement and related internal review, and when the independent auditors have finished their audit of the restated financial statements for the fiscal years ended March 31, 2003 and 2002, and their audit of the financial statements for the fiscal year ended March 31, 2004.
   AMS has devoted, and will continue to devote, substantial resources to expedite the work necessary to file its fiscal 2004 Form 10-K as soon as possible. However, there can be no assurances as to when the restatement and the related internal review and the independent audit of the financial statements to be included in the 2004 Form 10-K will be completed and the fiscal 2004 Form 10-K filed.
   During the first and second quarters of fiscal 2005, AMS incurred substantial fees and expenses related to the restatement and the internal review. Also during these periods, the Company incurred costs and operating inefficiencies primarily related to the previously announced reorganization of its distribution centers and, in addition, estimated publisher incentive income declined. These factors will have an adverse impact on the Company's results of operations for the first and second quarters of fiscal 2005, but are expected to have a favorable impact in future periods. The Company is evaluating additional measures to reduce costs and inventories, improve operating efficiencies, and increase margins. While attending to these improvements, the Company remains focused on customer satisfaction and sales.
   Promptly after filing its fiscal 2004 Form 10-K, the Company intends to file its Forms 10-Q for the first three quarters of fiscal 2004 and its Form 10-Q for the first quarter of fiscal 2005. These documents will include further explanations about the Company's results of operations for these periods. The Company again reminds readers that they should not rely on any previously issued financial statements, financial information or financial guidance for the Company.

   ABOUT ADVANCED MARKETING SERVICES, INC.

   Headquartered in San Diego, California, Advanced Marketing Services, Inc. (AMS) is a leading global provider of customized wholesaling, distribution and publishing services to the book industry. The Company has operations in the U.S., Canada, Mexico, Singapore, the United Kingdom and Australia and employs approximately 1,400 people worldwide. AMS provides a full range of value-added services that provide its retail customers with book buying advice and expert supply chain management, including advertising and promotional support, to ensure the success of their book programs. The Company's proprietary Vendor Managed Inventory (VMI) software is a unique tool that allows its book specialists to manage efficiently and effectively the book distribution supply chain for the benefit of its membership warehouse club customers. Publishers Group Worldwide (PGW), the global book distribution arm of AMS, provides independent publishers with exclusive full service English language sales and distribution services.
   Recent public announcements about Advanced Marketing Services,
Inc. are available on both the Company's Website, www.advmkt.com, and on Business Wire, www.businesswire.com.
   Forward-looking statements in this public announcement are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements that involve risks and uncertainties including, without limitation, the following statements:

-0-

    -- The Company is evaluating measures to reduce costs and inventories, improve operating efficiencies and increase margins.

    -- The Company's decision to reorganize its distribution centers and other factors are expected to have a favorable impact in future periods.

    -- While attending to these improvements, the Company remains focused on customer satisfaction and sales.

   Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the results of the independent audit of the Company's financial statements, the ongoing internal review, and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company does not assume any duty to update forward-looking statements. Such statements are based on information available as of the date hereof, and are made only as of the date of this public announcement.


    CONTACT: Advanced Marketing Services, Inc.
             Investor Relations:
             Chuck Williams, Director of Investor Relations
             858-450-3545
             chuckw@advmkt.com
                 or
             The McQuerter Group
             Media Relations:
             Greg McQuerter or Tina Wilmott
             858-450-0030 x140
             twilmott@mcquerter.com